CFO Commentary on Third Quarter Fiscal 2026 Results
Q3 Fiscal 2026 Summary

GAAP
($ in millions, except earnings per share)	Q3 FY26	Q2 FY26	Q3 FY25	Q/Q	Y/Y
Revenue	$57,006	$46,743	$35,082	22%	62%
Gross margin	73.4%	72.4%	74.6%	1.0 pts	(1.2) pts
Operating expenses	$5,839	$5,413	$4,287	8%	36%
Operating income	$36,010	$28,440	$21,869	27%	65%
Net income	$31,910	$26,422	$19,309	21%	65%
Diluted earnings per share	$1.30	$1.08	$0.78	20%	67%

Non-GAAP
($ in millions, except earnings per share)	Q3 FY26	Q2 FY26	Q3 FY25	Q/Q	Y/Y
Revenue	$57,006	$46,743	$35,082	22%	62%
Gross margin	73.6%	72.7%	75.0%	0.9 pts	(1.4) pts
Operating expenses	$4,215	$3,795	$3,046	11%	38%
Operating income	$37,752	$30,165	$23,276	25%	62%
Net income	$31,767	$25,783	$20,010	23%	59%
Diluted earnings per share	$1.30	$1.05	$0.81	24%	60%

Revenue by Reportable Segments
($ in millions)	Q3 FY26	Q2 FY26	Q3 FY25	Q/Q	Y/Y
Compute & Networking	$50,908	$41,331	$31,036	23%	64%
Graphics	6,098	5,412	4,046	13%	51%
Total	$57,006	$46,743	$35,082	22%	62%

Revenue by Market Platform
($ in millions)	Q3 FY26	Q2 FY26	Q3 FY25	Q/Q	Y/Y
Data Center	$51,215	$41,096	$30,771	25%	66%
Compute	43,028	33,844	27,644	27%	56%
Networking	8,187	7,252	3,127	13%	162%
Gaming	4,265	4,287	3,279	(1)%	30%
Professional Visualization	760	601	486	26%	56%
Automotive	592	586	449	1%	32%
OEM and Other	174	173	97	1%	79%
Total	$57,006	$46,743	$35,082	22%	62%
We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Data Center, Gaming, Professional Visualization, and Automotive.
Revenue
Revenue for the third quarter was a record $57.0 billion, up 62% from a year ago and up 22% sequentially.
Data Center revenue for the third quarter was a record $51.2 billion, up 66% from a year ago and up 25% sequentially, driven by three platform shifts - accelerated computing, powerful AI models, and agentic applications. Blackwell Ultra is now our leading architecture across all customer categories while our prior Blackwell architecture saw continued strong demand. H20 sales were insignificant in the third quarter.
Data Center compute revenue was a record $43.0 billion, up 56% from a year ago and up 27% sequentially. Networking revenue was a record $8.2 billion, up 162% from a year ago from the introduction and continued growth of NVLink compute fabric for GB200 and GB300 systems. Networking revenue was up 13% sequentially, driven by the growth of XDR InfiniBand products, NVLink™, and Ethernet for AI solutions, while shipment timing and supply availability varied compared to the prior quarter.
Gaming revenue for the third quarter was up 30% from a year ago on the continued demand for Blackwell. Gaming revenue was down 1% sequentially as channel inventories have reached more normalized levels heading into the holiday season.
Professional Visualization revenue for the third quarter was up 56% from a year ago and up 26% sequentially, driven by the launch of our new DGX Spark™ as well as the growth of Blackwell sales.
Automotive revenue for the third quarter was up 32% from a year ago and up 1% sequentially, driven by continued adoption of our self-driving platforms.
Gross Margin
GAAP and non-GAAP gross margins for the third quarter decreased from a year ago as our business model transitioned from offering Hopper HGX™ systems to Blackwell full-scale datacenter solutions. As expected, our GAAP and non-GAAP gross margins increased sequentially as Blackwell ramped with an improved mix and cost structure.

Expenses
GAAP operating expenses for the third quarter were up 36% from a year ago and up 8% sequentially, and non-GAAP operating expenses were up 38% from a year ago and up 11% sequentially. The increases were primarily driven by compute and infrastructure costs, higher compensation and benefits due to compensation increases and employee growth and engineering development costs for new product introductions.
Other Income & Expense and Income Tax
GAAP other income and expense (OI&E) includes interest income, interest expense, and non-marketable and publicly-held equity securities gains or losses. Non-GAAP OI&E excludes non-marketable and publicly-held equity securities gains or losses.
Interest income for the third quarter was $624 million, up from a year ago and sequentially, reflecting growth in cash, cash equivalents, and debt securities. Net other income for the third quarter was $1.4 billion, primarily driven by gains in non-marketable and publicly-held equity securities.
GAAP effective tax rate for the third quarter was 15.9%, an increase from a year ago reflecting a lower percentage of tax benefits from stock-based compensation and U.S. federal research tax credit relative to the increase in income before income tax. Non-GAAP effective tax rate for the third quarter was 17.1%.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $60.6 billion, up from $38.5 billion a year ago and $56.8 billion a quarter ago. The increases primarily reflect higher revenue, partially offset by stock repurchases.
Accounts receivable was $33.4 billion with 53 days sales outstanding (DSO), down from 54 days sequentially, driven by timing of cash collections.
Inventory was $19.8 billion, up from $15.0 billion sequentially, and total supply-related commitments were $50.3 billion. We are ordering to secure long lead-time components, meet the demand for Blackwell, and support future architecture ramps.
Multi-year cloud service agreements were $26.0 billion, up from $12.6 billion sequentially, to support our research and development efforts and DGX™ Cloud offerings.
Cash flow from operating activities was $23.8 billion, up from $17.6 billion a year ago and up from $15.4 billion a quarter ago. The year-on-year and sequential increases reflect growth in revenue.
We returned $12.7 billion to shareholders in the third quarter through $12.5 billion of share repurchases and $243 million of cash dividends.
Fourth Quarter of Fiscal 2026 Outlook
Outlook for the fourth quarter of fiscal 2026 is as follows:
•Revenue is expected to be $65.0 billion, plus or minus 2%.
•GAAP and non-GAAP gross margins are expected to be 74.8% and 75.0%, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $6.7 billion and $5.0 billion, respectively.

•GAAP and non-GAAP other income and expense are expected to be an income of approximately $500 million, excluding gains and losses from non-marketable and publicly-held equity securities.
•GAAP and non-GAAP tax rates are expected to be 17.0%, plus or minus 1%, excluding any discrete items.
______________
For further information, contact:

Toshiya Hari	Mylene Mangalindan
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
toshiyah@nvidia.com	mmangalindan@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. For NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, other, gains/losses from non-marketable and publicly-held equity securities, net, interest expense related to amortization of debt discount, and the associated tax impact of these items where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases related to property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: expectations with respect to growth, performance and benefits of our products, services, and technologies, including Blackwell, and related trends and drivers; expectations with respect to supply and demand for our products, services, and technologies, including Blackwell, and related matters including inventory, production and distribution; expectations with respect to NVIDIA’s third party arrangements, including with its collaborators and partners; expectations with respect to technology developments and related trends and drivers; our financial and business outlook for the fourth quarter of fiscal 2026 and beyond; projected market growth and trends; expectations with respect to AI and related industries; and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections based on management’s beliefs and assumptions and on information currently available to management and are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic and political conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; and changes in applicable laws and regulations, as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on

Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2025 NVIDIA Corporation. All rights reserved. NVIDIA. the NVIDIA logo, DGX Cloud, DGX Spark, HGX, Hopper, and NVLink are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 26,	July 27,	October 27,	October 26,	October 27,
	2025	2025	2024	2025	2024

GAAP cost of revenue	$15,157	$12,890	$8,926	$45,441	$22,031
GAAP gross profit	$41,849	$33,853	$26,156	$102,370	$69,135
GAAP gross margin	73.4%	72.4%	74.6%	69.3%	75.8%
Acquisition-related and other costs (A)	48	49	116	219	355
Stock-based compensation expense (B)	70	58	50	192	125
Other	—	—	—	4	(4)
Non-GAAP cost of revenue	$15,039	$12,783	$8,760	$45,026	$21,555
Non-GAAP gross profit	$41,967	$33,960	$26,322	$102,785	$69,611
Non-GAAP gross margin**	73.6%	72.7%	75.0%	69.5%	76.4%

GAAP operating expenses	$5,839	$5,413	$4,287	$16,282	$11,716
Stock-based compensation expense (B)	(1,585)	(1,566)	(1,202)	(4,561)	(3,291)
Acquisition-related and other costs (A)	(39)	(37)	(39)	(113)	(86)
Other	—	(15)	—	(15)	—
Non-GAAP operating expenses	$4,215	$3,795	$3,046	$11,593	$8,339

GAAP operating income	$36,010	$28,440	$21,869	$86,088	$57,419
Total impact of non-GAAP adjustments to operating income	1,742	1,725	1,407	5,104	3,853
Non-GAAP operating income	$37,752	$30,165	$23,276	$91,192	$61,272

GAAP total other income, net	$1,926	$2,766	$447	$4,964	$1,390
Gains from non-marketable equity securities and publicly-held equity securities, net	(1,354)	(2,247)	(37)	(3,426)	(302)
Interest expense related to amortization of debt discount	1	1	1	3	3
Non-GAAP total other income, net	$573	$520	$411	$1,541	$1,091

GAAP net income	$31,910	$26,422	$19,309	$77,107	$50,789
Total pre-tax impact of non-GAAP adjustments	389	(521)	1,371	1,680	3,554
Income tax impact of non-GAAP adjustments (C)	(532)	(166)	(670)	(1,391)	(2,144)
Tax expense from OBBBA*	—	48	—	48	—
Non-GAAP net income**	$31,767	$25,783	$20,010	$77,444	$52,199

Diluted net income per share
GAAP	$1.30	$1.08	$0.78	$3.14	$2.04
Non-GAAP**	$1.30	$1.05	$0.81	$3.16	$2.10

Weighted average shares used in diluted net income per share computation	24,483	24,532	24,774	24,542	24,837

GAAP net cash provided by operating activities	$23,750	$15,365	$17,629	$66,530	$47,460
Purchases related to property and equipment and intangible assets	(1,637)	(1,894)	(813)	(4,758)	(2,159)
Principal payments on property and equipment and intangible assets	(24)	(21)	(29)	(97)	(97)
Free cash flow	$22,089	$13,450	$16,787	$61,675	$45,204

*Tax expense included represents impact from OBBBA (One Big Beautiful Bill Act).
**Includes H20 charges/(releases), net, which were $4.5 billion, ($180 million), and insignificant, for the first, second, and third quarter of fiscal 2026, respectively.

(A) Acquisition-related and other costs are comprised of amortization of intangible assets, transaction costs, and certain compensation charges and are included in the following line items:
	Three Months Ended			Nine Months Ended
	October 26,	July 27,	October 27,	October 26,	October 27,
	2025	2025	2024	2025	2024
Cost of revenue	$48	$49	$116	$219	$355
Research and development	$35	$29	$23	$93	$52
Sales, general and administrative	$4	$8	$16	$20	$34

(B) Stock-based compensation consists of the following:
	Three Months Ended			Nine Months Ended
	October 26,	July 27,	October 27,	October 26,	October 27,
	2025	2025	2024	2025	2024
Cost of revenue	$70	$58	$50	$192	$125
Research and development	$1,206	$1,191	$910	$3,460	$2,469
Sales, general and administrative	$379	$375	$292	$1,101	$822

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2026 Outlook
($ in millions)
GAAP gross margin	74.8%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	0.2%
Non-GAAP gross margin	75.0%

GAAP operating expenses	$6,650
Stock-based compensation expense, acquisition-related costs, and other costs	(1,650)
Non-GAAP operating expenses	$5,000